PROSPECTUS                                                  Rule 424(b)(3)
                                                           File No. 333-26627

                               WPL HOLDINGS, INC.
                                  to be renamed
                          INTERSTATE ENERGY CORPORATION

                             SHAREOWNER DIRECT PLAN

                     Shares of Common Stock, $.01 Par Value,
                   With Attached Common Stock Purchase Rights

          WPL Holdings, Inc. (the "Company", which will be renamed Interstate Energy Corporation upon consummation of the proposed three-way merger between the Company, IES Industries Inc. and Interstate Power Company) hereby offers participation in its Shareowner Direct Plan (the "Plan"). The Plan provides shareowners of record, other investors who choose to become shareowners of record and employees of the Company and its subsidiaries with a variety of options, including (i) automatic reinvestment of all or a portion of the cash dividends paid on shares of the Company's Common Stock, $.01 par value (the "Common Stock"), in additional shares of Common Stock, (ii) the ability for persons who are not shareowners to purchase their initial shares of Common Stock, (iii) a means of purchasing additional shares of Common Stock by making optional cash investments of up to $120,000 per calendar year, inclusive of any initial investment, (iv) a free custodial service for depositing Common Stock certificates with the administrator of the Plan for safekeeping, (v) the ability to transfer shares or make gifts of Common Stock at no charge, and (vi) the ability to sell shares of Common Stock through the Plan.

          This Plan replaces the Company's Dividend Reinvestment and Stock Purchase Plan and current participants in that plan will automatically continue in the new Plan.

          The Common Stock is traded on the New York Stock Exchange. In this Prospectus, unless the context otherwise requires, all references to the Common Stock include the accompanying rights to purchase shares of Common Stock (the "Rights") pursuant to the terms of a Rights Agreement, dated as of February 22, 1989, between the Company and Morgan Shareholder Services Trust Company, as Rights Agent (the "Rights Agreement"). For a description of the Rights, see "Rights to Purchase Common Stock."

          The Plan provides that shares of Common Stock may be purchased for participants from the Company or in the open market or in privately negotiated transactions. The price of shares of Common Stock purchased under the Plan will be either (a) the average (computed to four decimal places) of the high and low sales prices of shares of Common Stock, as reported on the New York Stock Exchange Composite Tape, on the date of purchase, if newly issued shares are purchased from the Company or (b) the weighted average of the prices paid for shares of Common Stock if purchased on the open market or in privately negotiated transactions. No brokerage commissions, fees or service charges are charged to participants in connection with purchases of shares under the Plan (whether from the Company or on the open market or in privately negotiated transactions) or for participating in the Plan. The closing price of the Common Stock on May 5, 1997, as shown on the New York Stock Exchange Composite Tape, was $27.75 per share.

          All terms and conditions governing the Plan are contained in this Prospectus. The Company suggests that this Prospectus be retained for further reference.
                               ___________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION PASSED UPON
                      THE  ACCURACY  OR  ADEQUACY  OF  THIS
                         PROSPECTUS.  ANY REPRESENTATION
                            TO  THE  CONTRARY  IS  A
                                CRIMINAL OFFENSE.

                               ___________________

                  The date of this Prospectus is May 14, 1997.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005.

          In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

          The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto referred to herein as the "Registration Statement") under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference. The Company's File No. is 1-9894.

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

          2. The description of the Common Stock contained in the Company's Registration Statement on Form 8-B and any amendments or reports filed for the purpose of updating such description.

          3. The description of the Rights contained in the Company's Registration Statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

          4.   The financial statements of IES Industries Inc. (File No. 1-
     9187) contained in Item 8 of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

          5. The financial statements of Interstate Power Company (File No. 1-3632) contained in Item 8 of its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing such documents.

          Any statement contained in a document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated in this Prospectus by reference (other than exhibits to documents incorporated by reference unless such exhibits are specifically incorporated by reference). Such requests should be addressed to Edward M. Gleason, Vice President, Treasurer and Corporate Secretary, WPL Holdings, Inc., 222 West Washington Avenue, P.O. Box 2568, Madison, Wisconsin 53701-2568 (telephone number (608) 252-3311).


                                   THE COMPANY

          The Company, incorporated under the laws of the State of Wisconsin in 1981, is the holding company for Wisconsin Power and Light Company ("WP&L") and its utility related subsidiary and for Heartland Development Corporation ("HDC"), the parent corporation for the Company's non-utility businesses. WP&L is a public utility engaged principally in generating, purchasing, distributing and selling electric energy in portions of southern and central Wisconsin. WP&L also purchases, distributes, transports and sells natural gas in parts of such areas and supplies water in two communities. A wholly-owned subsidiary of WP&L supplies electric, gas and water service principally in Winnebago County, Illinois. HDC and its principal subsidiaries are engaged in business development in three major areas: environmental engineering and consulting; affordable housing; and energy services. The principal executive office of the Company is located at 222 West Washington Avenue, Madison, Wisconsin 53703, and its telephone number is (608) 252-3311.

          The Company, IES Industries Inc., a holding company incorporated under the laws of State of Iowa ("IES"), and Interstate Power Company, an operating public utility incorporated under the laws of the State of Delaware ("IPC"), among others, have entered into an Agreement and Plan of Merger, dated as of November 10, 1995, as amended (the "Merger Agreement"), providing for: (i) IPC becoming a wholly-owned subsidiary of the Company and (ii) the merger of IES with and into the Company, which merger will result in the combination of IES and the Company as a single holding company. The holding company will be renamed Interstate Energy Corporation ("Interstate Energy"). Under the terms of the Merger Agreement, each outstanding share of IES common stock will be cancelled and converted into the right to receive 1.14 shares of Interstate Energy common stock and each outstanding share of IPC common stock will be cancelled and converted into the right to receive 1.11 shares of Interstate Energy common stock. The outstanding shares of Common Stock will remain unchanged and outstanding as shares of Interstate Energy common stock.

          The Company, IES and IPC held separate shareowner meetings on September 5, 1996. At the annual meetings, the shareowners of all three companies approved the Merger Agreement. In addition to shareowner approval, approvals must be secured from regulatory agencies at the federal and state level. The merger partners expect the merger to be completed during 1997.

                                 USE OF PROCEEDS

          The Company has no basis for estimating either the number of authorized but unissued shares of Common Stock that will ultimately be sold by the Company pursuant to the Plan or the prices at which such shares will be sold. Any net proceeds received by the Company from the sale of shares under the Plan will be added to the Company's general funds and used for general corporate purposes. The Company will not receive any proceeds from the sale of shares under the Plan which are acquired on the open market or in privately negotiated transactions.

                            SUMMARY OF PLAN FEATURES

   Some of the features of the Plan, which are described in greater detail under "The Plan" below, are:

     - Persons not presently owning shares of Common Stock may become Plan participants, assuming certain qualifications are met, by completing an Authorization Form and making an initial cash investment of not less than the amount specified on the Authorization Form and not more than $120,000.

     - Participants may acquire additional shares of Common Stock by making optional cash investments in amounts not less than $25 per investment nor more than $120,000 per calendar year, inclusive of any initial investment. The investment amount can be automatically deducted from a participant's bank account or it can be submitted by mail.

     - Participants who are employees of the Company or its subsidiaries may also acquire additional shares of Common Stock by making optional cash investments via payroll deductions. The minimum deduction per pay period is the amount specified on the payroll withholding form. Optional cash investments made through payroll deductions may not be more than $120,000 per calendar year, inclusive of any initial investment and any optional cash investments made by means other than payroll deduction.

     - Participants may acquire additional shares of Common Stock automatically by reinvesting all or a portion of their cash dividends paid on shares of Common Stock then owned.

     - Participants may deposit their Common Stock certificates, at no cost, with the Plan administrator for safekeeping.

     - Participants may have their cash dividends electronically deposited into their checking or savings account.

     - Participants may sell shares held by the Plan through the administrator.

     - Dividends are calculated on all full and fractional shares of Common Stock in the Plan.

     - Personal record keeping is simplified by the Company's issuance of statements indicating account activity. These statements should be retained for tax purposes.

     - Participants can transfer shares or make gifts of Common Stock at no charge.


                                    THE PLAN

          The following description constitutes the terms and conditions of the Plan.

   Purpose

          The purpose of the Plan is twofold. First, the Plan provides shareowners of record of the Company, other investors who choose to become shareowners of record and employees of the Company and its subsidiaries with a simple, convenient and economical method to purchase shares of Common Stock and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. Second, the Plan provides the Company with the ability to sell its authorized but unissued shares of Common Stock to participants in the Plan which will raise funds to increase its equity base for general corporate purposes.

   Plan Administration

          The Company, through its Shareowner Services Department (the "Administrator"), administers the Plan, keeps records, sends statements of account activity to participants, and performs clerical and ministerial duties related to the Plan. An independent agent, not an affiliate of the Company, designated by the Administrator will make purchases and sales of shares of Common Stock for the Plan in the open market or in privately negotiated transactions. Subject to applicable securities laws and certain limitations, the independent agent will have full discretion as to the timing of, and all matters relating to, purchases and sales of shares of Common Stock for the Plan other than for the purchase of authorized but unissued shares from the Company.

          The Administrator will establish and maintain a separate account under the Plan for each participant. All shares of Common Stock (including any fractional shares, computed to four decimal places) purchased for a participant under the Plan, and any shares a participant deposits through the Plan's share safekeeping service, will be credited to his or her account.

          All inquiries and instructions concerning the Plan should be directed to:

               WPL Holdings, Inc.
               Shareowner Services
               P.O. Box 2568
               222 West Washington Avenue
               Madison, WI  53701-2568

               Telephone:     (608) 252-3110
                              (800) 356-5343

               Fax:           (608) 252-3321

               Internet: www.wplh.com

          All correspondence should include your shareowner account number, taxpayer identification number (social security number) and daytime telephone number where you may be contacted during normal working hours to facilitate a prompt response.

   Enrollment Procedures

          Shareowners

          If you are currently a shareowner of record, you may enroll in the Plan at any time by completing and returning an Authorization Form to the Administrator. Requests for such forms should be directed to the Administrator, either by telephone, in writing or via the internet.

          "Street Name" Holders

          If you own shares of Common Stock that are held on your behalf by a bank, broker, trustee or other agent, you may enroll in the Plan by registering one or more shares of Common Stock directly in your name and by returning a completed Authorization Form to the Administrator. See "Transfer of Shares from Street Name."

          Non-Shareowners

          With limited exceptions described below, if you are not currently a shareowner of the Company, you may enroll in the Plan by completing and returning an Authorization Form to the Administrator together with an initial investment of at least $250 (but not more than $120,000) or by authorizing automatic monthly withdrawals ("Automatic Investments") of at least $25, in either case which will be used to purchase shares of Common Stock for your Plan account. See "Initial Investments and Optional Cash Investments" and "Methods of Investment."

          Employees

          With limited exceptions described below, any employee of the Company or any of its subsidiaries may enroll in the Plan at any time by completing and returning an Authorization Form to the Administrator or by enrolling in the same manner as any other eligible investor described above.

          Exceptions

          The Company reserves the right to prohibit participation in the Plan by non-shareowners who reside in a state where (i) participation in the Plan by non-shareowners who reside in such state would require the Company to take special action under the securities or "blue sky" laws of such state and (ii) the Company has not yet taken such action. The Company also reserves the right to prohibit participation in the Plan by any investor, whether or not a holder of record of shares of Common Stock, who is a citizen or resident of a country other than the United States, if such participation would violate local laws and regulations applicable to the Company or the prospective participant. In any such case, the Administrator will return any Authorization Form and initial investment tendered by any non-shareowner who resides in such state or country.

          General

          Authorization Forms will be processed as promptly as practicable. Participation in the Plan will begin after the properly completed form has been reviewed and accepted by the Administrator.

   Transfer of Shares From Street Name

          If you are a beneficial owner of Common Stock whose shares are registered in the name of a bank, broker, trustee or other agent, you may participate in the Plan with respect to such shares by either (i) transferring such shares to a Plan account by directing your agent (e.g., your bank, broker or trustee) to register the shares directly in your name and having the agent deliver a certificate to you or (ii) instructing your agent to transfer the shares to the Administrator to be deposited into the Plan for "share safekeeping" for credit to your Plan account. See "Share Safekeeping."

   Initial Investments and Optional Cash Investments

          Initial investments, for those who are not currently Company shareowners of record, must be at least $250 (but not more than $120,000), in the form of a personal check or money order, Automatic Investment of at least $25, or, for employees, payroll deduction of at least the amount specified on the payroll withholding form, and must be included with the completed Authorization Form returned to the Administrator. See "Methods of Investment."

          Once you are enrolled in the Plan, you may purchase additional shares of Common Stock using the Plan's optional cash investment feature. Optional cash investments must be made in amounts of not less than $25 per investment and may not aggregate more than $120,000 per calendar year, inclusive of any initial investment, whether by check or Automatic Investment. The Company will not waive these restrictions; however, the $25 minimum is not applicable to employee participants who make investments through payroll deductions. There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time.

          Authorization Forms with initial investments must be received by the Administrator at least five (5) business days prior to the next Investment Date (as defined under "Purchase of Common Stock") and are subject to review by the Company. Initial investments and optional cash investments received by the Administrator will be invested on the next Investment Date, provided it is received at least five (5) business days prior to that Investment Date.

          The Company will not pay interest on any initial investments or optional cash investments received and held for investment under the Plan. Therefore, it is to your benefit to mail an initial investment or an optional cash investment so that it is received by the Administrator shortly, but not less than five (5) business days, before an Investment Date. To receive dividends, an initial investment or an optional cash investment must be received and invested on the Investment Date prior to the dividend record date.

          Upon written request, the Company will refund your initial investment or any optional cash investment, provided your request is received by the Company at least two (2) business days prior to the Investment Date following receipt of your investment. However, no refund will be made until the funds have been actually received by the Company.

   Methods of Investment

          A participant's total annual investment cannot exceed $120,000 per calendar year and must be made in U.S. dollars. For the purpose of applying this limit, all investments during any calendar year (including initial and optional cash investments, but excluding dividend reinvestments and deposits of shares in the Plan's share safekeeping service) are aggregated. No interest will be paid on amounts held by the Company pending investment.

          Check Investment

          Initial investments and optional cash investments may be made by personal check or money order payable to "WPL Holdings, Inc.," and are subject to collection by the Company for the full face value in U.S. funds.

          If a check is returned unpaid for any reason, the Company will consider the request for investment of such funds null and void. If any shares have been purchased with these funds, the Administrator will be entitled to remove those shares from the participant's account and sell those shares to satisfy the balance of the uncollected funds. If the net proceeds from the sale are insufficient to cover this balance, the Company will, in addition to any other rights it may have, be entitled to sell any additional shares from the participant's account which may be necessary to satisfy the uncollected balance.

          Automatic Investment

          Participants may make automatic monthly investments (whether such investments constitute initial or optional cash investments) of at least $25 by electronic funds transfer from a predesignated account with a U.S. financial institution. To initiate Automatic Investments, participants must complete and return to the Administrator an Automatic Investment Form and an Authorization Form, as well as deliver to the Administrator a voided blank check or a savings deposit slip for the account from which funds are to be drawn. Automatic Investment Forms may be obtained from the Administrator. Automatic Investments will be initiated as promptly as practicable and, after initiated, funds will be drawn from the participant's designated account on the 10th day of each month (or, if the 10th falls on a weekend or bank holiday, the first business day thereafter), and will be invested in Common Stock on the next Investment Date.

          Participants may change the amounts of their future Automatic Investments by completing and submitting to the Administrator a new Automatic Investment Form. Participants may terminate their Automatic Investments by notifying the Administrator by phone, in writing or via the internet. To be effective with respect to the next Automatic Investment Date, the Administrator must receive the new form or notice at least six
   (6) business days preceding that date.

          Electronic direct deposit of cash dividends that participants elect to receive also is available through the Plan.

          Payroll Deductions

          Employees of the Company or any of its subsidiaries may also make investments (whether such investments constitute initial or optional cash investments) by means of payroll deduction, and the $250 and $25 minimums for initial investment and optional cash investments, respectively, will not apply to investments made through payroll deductions. To initiate payroll deductions, the employee must complete and return to the Administrator a payroll withholding form and an Authorization Form.

          The payroll withholding form, which allows participating employees to decide the dollar amount to be deducted from their paychecks for each pay period, will become effective as promptly as practicable. Deductions will be used to purchase full and fractional (computed to four decimal places) shares of Common Stock on the next Investment Date. The minimum deduction per pay period is the amount specified on the payroll withholding form.

          Payroll deduction authorizations will remain in effect until cancelled or modified by the employee, which may be accomplished by completing and returning a new payroll withholding form indicating the change desired. To be effective with respect to the next payroll deduction, the Administrator must receive the new payroll withholding form at least six (6) business days preceding that date.

   Dividend Reinvestment Options

          The Authorization Form allows a participant to choose a reinvestment option for participation in the Plan. If not specified otherwise, the account will be enrolled for full dividend reinvestment. By choosing the appropriate box, a participant may select:


    Full Dividend      Reinvest all cash dividends on all certificated
    Reinvestment       shares held by you and on all shares credited to
                       your Plan account. Optional cash investments may be made at any time as described herein.

    Partial Dividend   Receive cash dividends on a specified number of your
    Reinvestment       shares of Common Stock and reinvest the cash
                       dividends on the remainder of your shares. The shares specified to receive cash dividends may consist of a combination of certificated shares and shares credited to your Plan account. Participants may elect to have cash dividend payments not reinvested paid by check or through electronic direct deposit. Optional cash investments may be made at any time as described herein.

    Optional Cash      Receive cash dividends on all of your shares of
    Purchases Only     Common Stock, including both certificated shares
                       held by you and shares held by the Plan and credited to your Plan account. Optional cash investments may be made at any time.

          If you participate in the Plan's full or partial dividend reinvestment option, reinvestment will commence with the first dividend payable after the dividend record date following your enrollment. Dividend record dates are publicly announced by the Company.

          If you wish to change your method of participation, you must obtain and complete a new Authorization Form and send it to the Administrator.
   To be effective with respect to a particular Common Stock dividend, the new Authorization Form must be received by the Administrator at least two
   (2) business days before the record date for such dividend. If you elect to cease the reinvestment of your dividends, you may receive them by check or electronic direct deposit. You may also continue to have your shares held by the Administrator through the share safekeeping service, buy shares with optional cash investments and sell or transfer the shares as desired. See "Share Safekeeping," "Initial Investments and Optional Cash Investments," "Sale of Common Stock" and "Gift/Transfer of Shares Held in the Plan."

          On each applicable Investment Date, the Company will promptly, after deducting withholding taxes, if any, commingle and pay over to the Administrator all cash dividends payable on shares held by the Administrator for all participants who are reinvesting their dividends in the Plan. The Administrator will apply the dividends to the purchase of shares of Common Stock. The Administrator will credit the proportionate number of shares (computed to four decimal places) purchased by the Administrator to each participant's account.

   Purchase of Common Stock

          Reinvested Common Stock dividends, initial investments, optional cash investments and proceeds (which will be treated regardless of the amount as optional cash purchases) from the sale or redemption of Common Stock subscription or other rights, if any, received by the Administrator on behalf of participants will be used to acquire either outstanding shares of Common Stock or authorized but unissued shares of Common Stock from the Company, provided that the Company is willing to sell such stock. Outstanding shares of Common Stock purchased on behalf of the Plan participants may be made on any stock exchange in the U.S. where the Common Stock is traded, in the over-the-counter market, or by privately negotiated transactions on such terms as the independent agent for the Administrator may reasonably determine at the time of purchase. Any shares purchased from the Company will be made in accordance with applicable requirements.

          The Administrator and its designated independent agent may commingle each participant's funds with those of other participants for the purpose of purchasing shares. Neither the Company nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when, or prices at which, the designated independent agent of the Administrator may purchase Common Stock for the Plan, or the amount of shares to be purchased.

          Purchases of shares of Common Stock under the Plan will be made on or about the following applicable "Investment Dates":

          (a) Each dividend payment date is an Investment Date for the reinvestment of cash dividends.

          (b) The 15th day of each month (or the next business day if the 15th falls on a weekend or holiday) is an Investment Date for initial investments and optional cash investments.

          Purchases may be made over a period of several days in the case of open market purchases. All such purchases will be aggregated for the Investment Date.

          For a number of reasons, including observance of the rules and regulations of the Commission or other regulatory agencies requiring temporary curtailment or suspension of purchases, the investment of all or part of the funds available in a participant's account may be delayed from time to time. No interest will be paid on funds held by the Company pending investment. In any event, however, shares of Common Stock will either be purchased within 35 days of receipt of initial investments or optional cash investments or funds will be returned to the participant.

          A participant's account will be credited with that number of shares of Common Stock (including any fractional shares, computed to four decimal places) equal to the total amount to be invested divided by the applicable purchase price per share.

   Price to Participants

          The price of shares of Common Stock purchased from the Company (i.e., newly-issued shares) for participants will be the average (computed to four decimal places) of the high and low sales prices of shares of Common Stock as reported on the New York Stock Exchange Composite Tape on the applicable Investment Date. If no trading occurs on the New York Stock Exchange in the Common Stock on the applicable Investment Date, the price will be determined with reference to the next preceding date on which the Common Stock is traded on the New York Stock Exchange. The price of shares of Common Stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average price of all such shares purchased for the applicable Investment Date. In the event that investment under the Plan is at any time made in both newly-issued and already outstanding shares, the shares purchased will be allocated as proportionately as is practicable among the accounts of all participants for whom funds are being invested at that time.

          Under the Plan, participants do not have the ability to order the purchase of a specific number of shares, purchase of shares at the specified price or a particular date of purchase, as could be done with respect to purchases through a broker.

   Sale of Common Stock

          You can sell all or part of your shares held in your Plan account by providing the Administrator with written instructions, signed by all registered holders. You cannot sell any certificated shares that you may be holding unless they are first deposited with the Administrator pursuant to the Plan's share safekeeping service.

          Sales for Plan participants are made as soon as practicable after the Administrator receives written instructions from the participant. Requests to sell Plan shares will be aggregated and processed within ten
   (10) business days by an independent broker, not an affiliate of the Company, designated by the Administrator on the open market at prevailing market prices. When you sell your shares, the price per share that you will receive is the average of the proceeds from all shares sold by the Administrator, less your proportionate share of the brokerage commission, transfer taxes, if any, and withholding tax, if any.

          You are required to maintain a balance of one or more full shares of Common Stock or the Company may terminate your Plan account. A request to sell all shares held in your account will be treated as a withdrawal from the Plan. See "Termination of an Account by the Company" and "Withdrawal and Termination."

   Custody of Stock and Issuance of Stock Certificates

          All shares purchased on your behalf through the Plan will be held in safekeeping by the Administrator in the name of the Company or its nominee. You can, however, at any time and without charge, obtain a certificate for all or part of the whole shares credited to your Plan account by making a request in writing to the Administrator. No certificates for fractional shares will be issued. Obtaining certificates for your Plan account shares in no way affects dividend reinvestment. See "Dividend Reinvestment Options."

   Share Safekeeping

          The Plan's "share safekeeping" service allows you to deposit Common Stock certificates held by you with the Administrator for safekeeping.
   The advantages of the share safekeeping service are:

         - The risk associated with the loss of your stock certificate(s) is eliminated. If your certificates are lost or stolen, you cannot sell or transfer your shares without first obtaining replacement certificates. This process of replacing lost certificates could take several weeks and will result in cost and paperwork, both for you and for the Company.

         - Certificates deposited with the Administrator will be transferred into the name of the Company or its nominee and credited to your account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan, and may be conveniently and efficiently sold or transferred through the Plan. See "Sale of Common Stock," "Gift/Transfer of Shares Held in the Plan" and "Withdrawal and Termination."

         - You have all Plan options available to you, including full or partial reinvestment and/or receiving dividends by check or electronic deposit.

          To participate in the Plan's share safekeeping service, you must complete and return an Authorization Form, along with the Common Stock certificates you wish to deposit, to the Administrator by registered and insured mail. The certificates should not be endorsed and the assignment section should not be completed. You may obtain an Authorization Form by calling or writing the Administrator. If you have lost any of your certificates, they must be replaced before you may participate in the share safekeeping service.

   Gift/Transfer of Shares Held in the Plan

          You may transfer the ownership of some or all of your Plan shares (including shares held in safekeeping) by mailing to the Administrator a properly executed stock assignment form (which may be obtained from the Administrator or a financial institution), with a Medallion Signature Guarantee for all owners, and a letter of instruction. A Medallion Signature Guarantee is a signature guarantee by an institution such as a commercial bank, trust company, securities broker/dealer, credit union or a saving institution participating in a Medallion Program approved by the Securities Transfer Association, Inc. Shares may be transferred to new or existing shareowners.

          Unless otherwise instructed, the Administrator will retain the shares and enroll the transferee in full dividend reinvestment, provided the transferee is eligible to participate. The new participant will receive a statement showing the number of shares transferred and now held in his or her Plan account, which will be considered the transaction confirmation.

   Withdrawal and Termination

          A participant may withdraw from the Plan at any time by giving written notice to the Administrator. Termination of participation in the Plan by a shareowner of record will immediately stop all reinvestment of the participant's dividends if the notice of withdrawal is received by the Administrator not later than ten (10) business days prior to the record date for the next dividend payment. Investment of optional cash will stop immediately if notification of withdrawal from the Plan is received by the Administrator at least two (2) business days prior to the applicable Investment Date. The entire amount of any optional cash received for which investment has been stopped by termination of participation in the Plan will be refunded to the participant without interest.

          Upon withdrawal from the Plan, the participant (or his or her personal representative or other authorized agent) may elect to either (i) receive a certificate for the number of whole shares held in the participant's account and a check for the value of any fractional share or
   (ii) sell all shares in the participant's account as described under "Sale of Common Stock."

          Participants terminating participation in the Plan will receive a check for the cash value of any fractional share held in their Plan accounts. Fractions of shares will be valued at the then current market price (determined in the same manner as provided with respect to the sale of whole shares), less brokerage commissions, transfer taxes and withholding taxes, if any.

          No optional cash investments may be made after participation in the Plan has been terminated, unless and until the former participant rejoins the Plan, which may be accomplished by complying with the enrollment procedures. See "Enrollment Procedures." The Company, however, reserves the right to reject any Authorization Form from a previous participant on grounds of excessive joining and termination. Such reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

   Stock Splits, Stock Dividends and Rights Offerings

          Any shares distributed pursuant to stock dividends or stock splits effected by the Company on shares held by the Administrator for a participant will be credited to such participant's account. In the event that the Company makes available to holders of its Common Stock subscription or other rights to purchase additional shares of Common Stock or other securities, the Administrator will (if and when such rights trade independently) sell the rights accruing to all shares held by the Administrator for the participants and will apply the net proceeds of such sale to the purchase of Common Stock. However, the Company will, in advance of a subscription offer (or, if such rights may not be independently traded upon issuance, prior to the date on which such rights trade independently), inform each participant that if he or she does not want the Administrator to sell his or her rights and invest the proceeds, it will be necessary for him or her to transfer all full shares held under the Plan to his or her own name by a given date. This would permit the participant to exercise, transfer or sell the rights on such shares. In the event that rights issued by the Company are redeemed prior to the date that such rights trade independently, the Administrator will invest the resultant funds in additional shares of Common Stock.

   Voting Rights

          The Administrator will vote at shareowners' meetings any full shares of Common Stock credited to your account under the Plan in accordance with your instructions. Such shares will not be voted if no instructions are given. A proxy card will be mailed to you representing the shares of Common Stock held in your Plan account.

   Statements and Reports

          Participants will receive quarterly statements showing all transactions in the participant's account for that quarter, including among other things, the amount invested, the price paid per share, the number of shares purchased and total shares accumulated. Each participant should retain these statements so as to be able to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

          The Administrator will also send each participant an account statement as soon as practicable after each initial investment, optional cash investment, sale or transfer.

          In addition, each participant will receive copies of the same communications sent to all other holders of Common Stock, including the Company's Annual Reports, Notices of Annual Meetings and Proxy Statements, and information needed for reporting dividend income for Federal income tax purposes.

          All notices, statements and reports to a participant will be addressed to the participant at his or her last address of record with the Company. Therefore, you must promptly notify the Company by phone, in writing or via the internet of any change of address.

   No Right to Draw Against Account

          No participant shall have a right to draw checks or drafts against his or her account or give instructions to the Administrator with respect to any shares or cash held therein except as expressly provided herein.

   Duties and Responsibilities

          Neither the Company nor any agent shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein. Neither the Company nor any agent shall be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claims of liability (a) with respect to the prices at which shares are purchased or sold for a participant's account, the times when such purchases or sales are made or any inability to purchase or sell shares,
   (b) for any fluctuation in the market value after purchase or sale of shares or (c) arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

          Participants should recognize that the Company cannot provide any assurance of profit or protection against loss on any shares purchased under the Plan.

   Change or Termination of the Plan

          The Company reserves the right to amend, modify, suspend or terminate the Plan in whole, in part or with respect to participants in one or more jurisdictions. Notice of any such suspension, termination or significant amendment or modification of the Plan will be sent to all affected participants. No such event will affect any shares then credited to a participant's account. Upon any whole or partial termination of the Plan by the Company, a certificate for whole shares credited to an affected participant's account under the Plan will be issued to the participant and a cash payment will be made for any fraction of a share. Fractions of shares will be valued at the then current market price (determined in the same manner as provided with respect to the sale of whole shares), less brokerage commissions, transfer taxes and withholding tax, if any. Any uninvested funds held by the Administrator at the time of any suspension or termination of the Plan will be remitted by the Administrator to affected participants.

   Termination of an Account by the Company

          Your enrollment in the Plan may be terminated if you no longer hold any shares of record and your Plan shares total less than one whole share of Common Stock. The Company, at its discretion, may also terminate your participation in the Plan upon written notice mailed to you at the address appearing on the Company's records. Upon termination, you will receive a certificate for whole shares held in your account and a check for the value of any fractional share held in your Plan account. Fractions of shares will be valued at the then current market price (determined in the same manner as provided with respect to the sale of whole shares), less brokerage commissions, transfer taxes and withholding tax, if any.

   Interpretation of the Plan

          The Company may in its absolute discretion interpret and regulate the Plan as deemed necessary or desirable in connection with the operation of the Plan and resolve questions or ambiguities concerning the various provisions of the Plan.

   Governing Law

          The Plan shall be governed by the internal laws of the State of Wisconsin.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following discussion sets forth the general Federal income tax consequences for an individual participating in the Plan. This discussion is not, however, intended to be an exhaustive treatment of such tax consequences. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the Plan, each participant should consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

   General Considerations

          In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareowners who are not reinvesting dividends under the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such participant and such participant's Plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock for the participant's Plan account. If shares are purchased on the open market or in a privately negotiated transaction, the participant's share of brokerage fees, if any, paid by the Company will also be taxed as an additional dividend to that participant, to the extent the Company has earnings and profits.

          Shares or any fraction thereof of Common Stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend to the participant. Shares or any fraction thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of the dividend. Whether purchased on the open market or in a privately negotiated transaction or from the Company, the shares or any fraction thereof will have a holding period beginning on the day following the purchase date.

          Participants that make an initial or optional cash investments under the Plan will be deemed to have received an additional taxable dividend in the amount of the participant's pro rata share of the brokerage commissions, if any, paid by the Company, to the extent the Company has earnings and profits. Such brokerage commissions will only be incurred on the purchase of the Common Stock in the open market or in privately negotiated transactions. Shares or any fraction thereof purchased with initial or optional cash investments will have a tax basis equal to the amount of such payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to the participant with respect to those shares or fraction thereof. The holding period for such shares or fraction thereof will begin on the day following the purchase date.

          Participants should not be treated as receiving an additional taxable dividend based upon their pro rata share of the costs of administering the Plan which are paid by the Company. However, there can be no assurances that the Internal Revenue Service ("IRS") will agree with this position. The Company has no present plans to seek formal advice from the IRS on this issue.

          Participants will not recognize taxable income when they receive certificates for whole shares credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. However, participants will generally recognize gain or loss when shares acquired under the Plan are sold or exchanged either through the Plan at their request or by participants themselves after receipt of certificates for shares from the Plan. Participants will also generally recognize gain or loss when they receive cash payments for fractional shares credited to their accounts, upon the sale of shares through the Plan or upon withdrawal from or termination of the Plan. The amount of gain or loss is the difference between the amount which the Participant receives for his or her whole shares or fractional shares and the tax basis thereof. Provided that the shares are capital assets in the hands of the participant, such gain or loss will be a capital gain or loss, long-term or short-term depending on the participant's holding period.

   Tax Withholding

          In the case of a participating foreign shareowner whose dividends are subject to United States income tax withholding or a participating domestic shareowner subject to backup withholding (because a correct taxpayer identification number has not been furnished or otherwise), the tax required to be withheld will be deducted from the amount of any cash dividend reinvested. Since any such withholding tax applies also to a dividend on shares credited to the participant's Plan account, only the net dividend on such shares will be applied to the purchase of additional shares of Common Stock. The regular statements sent to such participants will indicate the amount of tax withheld. Likewise, participants selling shares through the Plan who are subject to backup or other withholding will receive only the net cash proceeds from such sale as required by the Internal Revenue Code and the Treasury Regulations thereunder. The Company cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

                         RIGHTS TO PURCHASE COMMON STOCK

          Pursuant to the Rights Agreement, each outstanding share of Common Stock (including shares acquired on the open market or in privately negotiated transactions under the Plan) has attached thereto one Right and each share subsequently issued by the Company prior to the expiration of the Rights Agreement will likewise have attached thereto one Right. Under certain circumstances described below, the Rights will entitle the holder thereof to purchase additional shares of Common Stock.

          Currently, the Rights are not exercisable and trade with the Common Stock. In the event the Rights become exercisable, each Right (unless held by a person or group which beneficially owns more than 20% of the outstanding Common Stock) will initially entitle the holder to purchase one-half share of Common Stock at a price of $60 per full share (equivalent to $30 for each one-half share), subject to adjustment. The Rights will only become exercisable if a person or group has acquired, or announced an intention to acquire, 20% or more of the outstanding shares of Common Stock. Under certain circumstances, including the existence of a 20% acquiring party, each holder of a Right, other than the acquiring party, will be entitled to purchase at the exercise price Common Stock having a market value of two times the exercise price. In the event of the acquisition of the Company by another corporation subsequent to a party acquiring 20% or more of the Common Stock, each holder of a Right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price. The Rights may be redeemed at a price of $.01 per Right prior to the existence of a 20% acquiring party, and thereafter may be exchanged for one share of Common Stock per Right prior to the existence of a 50% acquiring party. The Rights will expire on February 22, 1999. Under the Rights Agreement, the Board of Directors of the Company may reduce the thresholds applicable to the Rights from 20% to not less than 10%. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of the Company.

          The Rights have certain anti-takeover effects and may discourage or make more difficult the acquisition of the Company on a non-negotiated basis (such as by an unsolicited tender offer). The Rights will not, however, affect a transaction approved by the Board of Directors of the Company prior to the existence of a 20% acquiring party since the Rights can be redeemed before the consummation of such transaction.

                                  LEGAL MATTERS

          Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin.

                                     EXPERTS

          The consolidated financial statements and schedules of the Company at December 31, 1996 and 1995 and for each of the three years in the period ending December 31, 1996 incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          The consolidated financial statements of IES at December 31, 1996 and 1995 and for each of the three years in the period ending December 31, 1996 incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          The financial statements and the related financial statement schedule of IPC at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus and in the Registration Statement by reference from IPC's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or incorporated by reference herein is correct as of any time subsequent to its date.


                            TABLE OF CONTENTS

                                                                 Page

    Available Information . . . . . . . . . . . . . . . . . . .     2
    Incorporation of Certain Documents by Reference . . . . . .     2
    The Company                                                     3
    Use of Proceeds . . . . . . . . . . . . . . . . . . . . .       4
    Summary of Plan Features  . . . . . . . . . . . . . . . .       4
    The Plan  . . . . . . . . . . . . . . . . . . . . . . . .       5
      Purpose . . . . . . . . . . . . . . . . . . . . . . . .       5
      Plan Administration . . . . . . . . . . . . . . . . . .       5
      Enrollment Procedures . . . . . . . . . . . . . . . . .       6
      Transfer of Shares from Street Name . . . . . . . . . .       7
      Initial Investments and Optional Cash
        Investments . . . . . . . . . . . . . . . . . . . . .       7
      Methods of Investment . . . . . . . . . . . . . . . . .       8
      Dividend Reinvestment Options . . . . . . . . . . . . .       9
      Purchase of Common Stock  . . . . . . . . . . . . . .        10
      Price to Participants . . . . . . . . . . . . . . . .        11
      Sale of Common Stock  . . . . . . . . . . . . . . . .        11
      Custody of Stock and Issuance of
        Stock Certificates  . . . . . . . . . . . . . . . .        12
      Share Safekeeping . . . . . . . . . . . . . . . . . .        12
      Gift/Transfer of Shares Held in the Plan  . . . . . .        12
      Withdrawal and Termination  . . . . . . . . . . . . .        13
    Stock Splits, Stock Dividends
        and Rights Offerings  . . . . . . . . . . . . . . .        13
      Voting Rights . . . . . . . . . . . . . . . . . . . .        14
      Statements and Reports  . . . . . . . . . . . . . . .        14
      No Right to Draw Against Account  . . . . . . . . . .        14
      Duties and Responsibilities . . . . . . . . . . . . .        14
      Change or Termination of the Plan . . . . . . . . . .        15
      Termination of an Account by the Company  . . . . . .        15
      Interpretation of the Plan  . . . . . . . . . . . . .        15
      Governing Law . . . . . . . . . . . . . . . . . . . .        15
    Federal Income Tax Considerations . . . . . . . . . . .        15
      General Considerations  . . . . . . . . . . . . . . .        16
      Tax Withholding . . . . . . . . . . . . . . . . . . .        17
    Rights to Purchase Common Stock . . . . . . . . . . . .        17
    Legal Matters . . . . . . . . . . . . . . . . . . . . .        18
    Experts . . . . . . . . . . . . . . . . . . . . . . . .        18



                           WPL Holdings, Inc.
                              to be renamed
                      Interstate Energy Corporation



                            SHAREOWNER DIRECT
                                  PLAN




                               PROSPECTUS




                              May 14, 1997